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                                    EXHIBIT 1
                          IDENTITY OF MEMBERS OF GROUP

      The group is composed of three members -- Nazem & Company II, L.P., a Delaware limited partnership; Nazem & Associates II, L.P., a Delaware limited partnership and Fred Nazem, an individual and United States citizen. Mr. Nazem is the managing general partner of Nazem & Associates II, L.P., a Delaware limited partnership which is the general partner of Nazem & Company II, L.P. Nazem & Company II, L.P owns 1,787,285 shares of Common Stock, and Mr. Nazem owns 31,666 shares of Common Stock directly. Due to his status as the managing general partner of Nazem & Associates II, L.P., Mr. Nazem may be deemed to be the beneficial owner of the 1,787,285 shares of Common Stock held by Nazem & Company II, L.P. However, Mr. Nazem disclaims beneficial ownership as to such shares.

      This amendment has been filed to reflect the distribution of 362,673 shares of Common Stock held by Nazem & Company L.P. on December 9, 1997. Mr. Nazem is the managing general partner of Nazem & Associates L.P. which is the general partner of Nazem & Company L.P. Nazem & Company L.P. no longer holds any Common Stock of Spatial Technology, Inc.


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